Exhibit 10.03

OGE ENERGY CORP.
INVOLUNTARY SEVERANCE BENEFITS PLAN FOR OFFICERS
SUMMARY PLAN DESCRIPTION AND PLAN DOCUMENT
(Effective May 1, 2013 Through December 31, 2014)

1.	Purpose of the Plan
The purposes of the OGE Energy Corp. Involuntary Severance Benefits Plan for Officers, which shall be effective from May 1, 2013 through December 31, 2014 (this “Plan”), are:

(a)
to make Severance Benefits available to eligible employees to financially assist with their transition following certain terminations of employment from OGE Energy Corp. (the “Company”), its affiliates, subsidiaries or its successors while this Plan is in effect; and

(b)	to resolve any possible claims arising out of such employment, including termination, by providing eligible employees with Severance Benefits in return for a Waiver and Release from liability.
If an employee qualifies for a Severance Benefit under this Plan, payments under this Plan are voluntary on the part of the Company, and are not required by any legal obligation other than the Plan itself.
This Plan represents an amendment and restatement of all prior severance plans, practices or policies (other than individual contracts providing for severance benefits, including a Participant’s May 1, 2013 Retention Agreement, if any, between the Participant and the Company) in effect with the Company or an Affiliate as of the effective time hereof with respect to the Employees (as defined below). All such prior severance plans, practices and policies are hereby superseded by this Plan, and discontinued and terminated with respect to the Employees.

2.	Definitions
As used in this Plan, the following terms shall have the following meanings (and the singular includes the plural, unless the context clearly indicates otherwise):
Affiliate:  (i) Each corporation, partnership or other business entity which is 50% or more owned, directly or indirectly, by the Company; (ii) the General Partner; (iii) the Partnership; and (iv) each corporation, partnership or other business entity which is 50% or more owned, directly or indirectly, by the General Partner or the Partnership.
Cause:  Termination from employment due to unacceptable performance, misconduct, gross negligence, dishonesty, any violation of the policies of the Company or any Affiliates or acts detrimental to the Company, to an Affiliate or to employees, property or the reputation of the Company or an Affiliate.

COBRA:  The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time and currently embodied in Internal Revenue Code Section 4980B, which provides for continuation of group health plan coverage in certain circumstances.
COBRA Rate:  The cost charged by the Company under its group health plan (within the meaning of Section 4980B(g)(2) of the Internal Revenue Code) from time to time for continuation of coverage under COBRA.
Company:  OGE Energy Corp., an Oklahoma corporation, and any successor to OGE Energy Corp.
Comparable Employment: Employment with the Company or any Affiliate that (i) provides annual base salary or annualized base rate of pay not less than the Employee’s Compensation, (ii) provides the opportunity to receive a bonus not less than the Employee’s then target award under the STI and (iii) is at a location less than 90 miles from the principal place of employment for the Employee on the Employee’s Notice Date.
Comparable Employment With Relocation: Employment with the Company or any Affiliate that (i) provides annual base salary or annualized base rate of pay not less than the Employee’s Compensation, (ii) provides the opportunity to receive a bonus not less than the Employee’s then target award under the STI and (iii) is at a location 90 miles or more from the principal place of employment for the Employee on the Employee’s Notice Date and relocation is offered pursuant to the Company’s policies.
Compensation:  The Employee’s annual base salary or annualized base rate of pay as of his or her Notice Date.
Disability:  A disability which qualifies the Employee to receive benefits under the OGE Energy Corp. Group Long Term Disability Plan.
Eligible Employee:  An Employee who meets the requirements of the second sentence of Section 3(a) of this Plan.
Employee: Any officer employee (Vice President level or assigned to salary grade level 80 or above) of the Company or one of its subsidiaries who has been seconded to the General Partner, the Partnership or one of its subsidiaries and is listed on Exhibit A hereto.
ERISA: The Employee Retirement Income Security Act of 1974, as amended.
General Partner: CNP OGE GP LLC, a Delaware limited liability company.
Master Formation Agreement:    The agreement by and among the Company, OGE Energy Corp., an Oklahoma corporation, and certain other parties dated as of March 14, 2013 in which the parties have agreed through a series of transactions to contribute to the Partnership and another entity all of their respective ownership interests in certain assets.

Notice: The written notice provided to an Employee under Section 3(a) stating that the employment of the Employee will be terminated and the Employee is eligible for participation in this Plan.
Notice Date: The date on which an Employee receives a Notice.
Participant: An Eligible Employee who meets the requirements set forth in Section 3(b) of this Plan.
Partnership:    CenterPoint Energy Field Services LP, a Delaware limited partnership, formed pursuant to the Master Formation Agreement.
Plan: This OGE Energy Corp. Involuntary Severance Benefits Plan for Officers, effective May 1, 2013 through December 31, 2014.
Plan Administrator: The Benefits Committee appointed by the Board of Directors of the Company.
Retirement Plan: The OGE Energy Corp. Retirement Plan, as Amended and Restated Effective January 1, 2008, and as thereafter amended.
Savings Plan: The OGE Energy Corp. Employees’ Stock Ownership and Retirement Savings Plan, as Amended and Restated Effective January 1, 2008, and as thereafter amended.
Service: As defined in the Retirement Plan; provided, however, that solely for purposes of Section 4(a), six months or more of Service shall constitute a full year of Service and less than six months of Service shall not constitute a year of Service (except in the event an Employee has a total of less than six months of Service, in which case the Employee shall be deemed to have one year of Service).
Severance Benefits: Benefits described in Sections 4 and 5 below.
Severance Period:  The period of time, commencing as of the Participant’s Termination Date, equal to the total number of weeks used to calculate a Participant’s aggregate cash Severance Benefit under Section 4(a) hereof.
STI: The OGE Energy Corp. 2008 Annual Incentive Plan or any successor plan adopted by the Company (including the OGE Energy Corp. 2013 Annual Incentive Plan), as in effect from time to time for each Eligible Employee participating in such plan on his or her Termination Date and the OGE Energy Team$hare Plan, as in effect from time to time, for all other Eligible Employees.
Termination Date: The last day on which an Employee is carried on the payroll of the Company or an Affiliate and has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code.

Waiver and Release:  The legal document in which an Employee, in exchange for Severance Benefits under this Plan, among other things, releases the Company and all of the Affiliates, their directors, officers, employees and agents, their employee benefit plans, and the fiduciaries and agents of said plans from liability and damages in any way related to the Employee’s employment with or separation from employment with the Company or any Affiliate.
Weekly Compensation:  The Employee’s Compensation divided by 52.

3.	Participation

(a)	Eligible Employees
An Eligible Employee shall be eligible to become a Participant in this Plan and to receive Severance Benefits. An Eligible Employee is an Employee whose employment with the Company and all Affiliates is terminated by the Employee’s employer for reasons other than death, Disability or Cause during the period commencing on May 1, 2013 and ending on December 31, 2014; provided, that an Employee will not become or continue to be an Eligible Employee and no Severance Benefits will be paid if:

(i)
the Employee dies, incurs a Disability or voluntarily terminates employment prior to the Termination Date scheduled in his or her Notice, or fails to continue to perform the duties of his or her employment through such Termination Date;

(ii)
this Plan is amended in a way that makes the Employee ineligible to participate or the Employee’s employment is terminated for Cause or due to death or Disability before the Employee has returned an executed Waiver and Release as described in Section 3(b) below;

(iii)	the Employee fails to return all property and materials of his or her employer to his or her supervisor or other appropriate employer representative as of his or her Termination Date;

(iv)	during the period beginning on the Employee’s Notice Date and ending on the Employee’s Termination Date, the Employee is offered Comparable Employment; or

(v)	the Employee accepts any offer of employment with the Company or an Affiliate before his or her Termination Date.
Eligible Employees shall receive a Notice regarding their employment termination, which shall advise them of their scheduled Termination Date, and shall be given a form of Waiver and Release in the manner described in Section 3(b).

(b)	Participants
In order to become a Participant, an Eligible Employee must meet the following requirements:  (i) on or after (not before) the Employee’s Termination Date, the Eligible Employee must execute (and return to the Plan Administrator or the person designated by the Plan Administrator) the Waiver and Release; (ii) the Eligible Employee must not revoke his or her Waiver and Release within 7 days after signing it; and (iii) the Eligible Employee must not be disqualified from receiving Severance Benefits pursuant to the provisions of the proviso to the second sentence of Section 3(a) above. Notwithstanding the foregoing, the deadline for executing and returning the Waiver and Release shall be extended through 5:30 p.m. on the 50th day following the date that the Eligible Employee receives the Waiver and Release pursuant to Section 3(a) if that 50th day is after the Eligible Employee’s Termination Date. The Waiver and Release will be provided to the Eligible Employee no later than the 10th day following the Eligible Employee’s Termination Date. Each Eligible Employee is hereby advised to consult an attorney before signing a Waiver and Release.

4.	Cash Severance Benefit

(a)
An Eligible Employee who qualifies as a Participant under Section 3 and who has not received an offer of Comparable Employment With Relocation as of his or her Termination Date shall be entitled to a lump‑sum cash Severance Benefit in an amount equal to fifty-two (52) weeks of the Participant’s Weekly Compensation. An Eligible Employee who qualifies as a Participant under Section 3 and who has received and declined an offer of Comparable Employment With Relocation as of his or her Termination Date shall be entitled to a lump‑sum cash Severance Benefit in an amount equal to two (2) weeks of the Participant’s Weekly Compensation multiplied by the number of full years of Service credited to the Participant as of his or her Termination Date, provided that (i) such cash Severance Benefit shall not be less than Twelve (12) weeks of the Participant’s Weekly Compensation nor more than thirty-six (36) weeks of the Participant’s Weekly Compensation and (ii) if the Participant previously received a severance payment from the Company or any Affiliate based upon previous Service, then such previous Service will not be included in the calculation of the lump-sum cash Severance Benefit.

(b)
An Eligible Employee who qualifies as a Participant under Section 3 and who has not received an offer of Comparable Employment With Relocation as of his or her Termination Date shall be entitled to an additional lump-sum cash Severance Benefit in an amount equal to such Participant’s target award under the STI. An Eligible Employee who qualifies as a Participant under Section 3 and who has received and declined an offer of Comparable Employment With Relocation as of his or her Termination Date shall be entitled to an additional lump-sum cash

Severance Benefit in an amount equal to such Participant’s target award under the STI, if any, adjusted on a pro rata basis based on the number of months the Participant was actually employed during such plan year. If a Participant receives a payment under this Section 4(b), such payment shall be in lieu of, and not in addition to any other benefits under the STI.

(c)
A cash Severance Benefit calculated pursuant to Sections 4(a) and (b) for a Participant shall be reduced by the amount of any cash compensation payable to the Participant by the Company or an Affiliate on account of the termination of the Participant’s employment, pursuant to (i) a written employment agreement with the Company or an Affiliate, (ii) another severance plan or program of the Company or an Affiliate, or (iii) any other obligation, whether by contract, applicable law, or otherwise of the Company or any other individual or entity to provide a payment to such Participant in the event of an involuntary termination of such Participant’s employment with the Company, excluding the Participant’s May 1, 2013 Retention Agreement, if any, between the Participant and the Company.

(d)
Notwithstanding the foregoing, the amount of any lump‑sum cash Severance Benefit otherwise payable to a Participant shall be reduced by any monies owed by the Participant to the Company (or an Affiliate), including, but not limited to, any overpayments made to the Participant by the Company (or an Affiliate) and the balance of any loan by the Company (or an Affiliate) to the Participant that is outstanding at the time that the cash Severance Benefit is paid.

5.	Continuation of Other Benefits

In addition to the cash Severance Benefit provided in Section 4 above, a Participant shall be entitled to the following benefits:

(a)	Medical/Dental/Vision Plan Benefits
For the applicable period required by COBRA, a Participant shall be entitled to continue the medical, dental and vision plan coverage in effect for active employees during such period if the Participant is eligible for and timely elects continuation of such coverage in accordance with COBRA. The Participant shall pay the active employee rate for coverage during the Severance Period and thereafter the full COBRA Rate with respect to such coverage. The eligibility of the Participant to continue such coverage at both the active employee rate and full COBRA Rate shall not exceed a period of eighteen (18) months unless a longer period is required by COBRA. Such benefits shall be governed by and subject to (i) the terms and conditions of the plan documents providing such benefits, including the reservation of the right to amend or terminate such benefits under those plan documents at any time, and (ii) the provisions of COBRA. The period of coverage provided under this Section 5(a) shall be included in the Participant’s COBRA continuation coverage period.

Notwithstanding anything in the Company’s retiree medical plan to the contrary, a Participant, other than a Participant who received and declined an offer of Comparable Employment With Relocation as of his or her Termination Date, who will (i) attain age 55 on or before May 1, 2018 and (ii) is a “Grandfathered Participant” under the Retirement Plan, shall be eligible to enroll in the Company’s retiree medical plan during the ninety (90)-day period commencing on the date the Participant actually attains age 55, provided that such Participant shall receive no additional service credit under such plan after his or her Termination Date.

(b)	Outplacement
A Participant who has not received an offer of Comparable Employment With Relocation as of his or her Termination Date shall be entitled to receive outplacement services appropriate to the Participant’s position with the Company or an Affiliate on his or her Termination Date for a maximum of nine (9) months following the Participant’s Termination Date, as determined in the sole discretion of the Plan Administrator. The Participant must initiate the outplacement services within sixty (60) days of the Participant’s Termination Date. The Participant shall not be entitled to a cash payment in lieu of such outplacement services.
Outplacement services will be provided by Gabbard & Company P.C., 6305 Waterford Boulevard, Suite 220, Oklahoma City, Oklahoma 73118.

(c)	Life Insurance and Accidental Death and Dismemberment Insurance Benefits
The Participant’s coverage under the Company’s Group Life and AD&D Plan shall cease on the last day of the month in which his or her Termination Date occurs. For information on conversion rights, if any, the Participant needs to contact MetLife at (877) 275-6387 to make arrangements.

(d)	Savings Plan and Retirement Plan Benefits

(i)	Savings Plan
The Participant shall be entitled to his or her vested account balance under the Savings Plan, in accordance with the provisions of the Savings Plan.
(ii)    Retirement Plan
The Participant shall be entitled to his or her vested benefit, if any, under the Retirement Plan, in accordance with the provisions of the Retirement Plan. Notwithstanding anything in the Retirement Plan to the contrary, a Participant, other than a Participant who received and declined an offer of Comparable Employment With Relocation as of his or her Termination Date, who is a “Grandfathered Participant” entitled to receive a Retirement Benefit (as such term is defined in the Retirement Plan) under Section 5.2 of the Retirement Plan as of his or her Termination Date, and

who has attained at least 70 Points (as such term is defined in the Retirement Plan) as of his or her Termination Date shall be deemed eligible to receive an unreduced Retirement Benefit pursuant to Section 5.3(a) of the Retirement Plan, as if he or she has at least 80 Points or has attained age 62 on his Termination Date. In no event shall the Participant receive additional Credited Service (as such term is defined in the Retirement Plan) beyond his or her Termination Date for purposes of calculating his or her Retirement Benefit under the Retirement Plan.

(e)	LTD Benefits
The Participant’s coverage under the Company’s Group Long Term Disability Plan shall cease on the Participant’s Termination Date.

(f)	Unemployment Compensation
To obtain unemployment compensation, a Participant must apply with, and satisfy the eligibility requirements of the appropriate state agency.

(g)	Flexible Spending Account (“FSA”)
A Participant’s rights under the Company’s Health Care Reimbursement Plan and Dependent Care Reimbursement Plan shall be governed by the provisions of those plans and, with respect to the Health Care Reimbursement Plan, the provisions of COBRA.

(h)	Employee Assistance Program
The Participant’s coverage under the Company’s Employee Assistance Program shall be governed by the provisions of that program and the provisions of COBRA.

(i)	Educational Assistance Program
The Participant shall be entitled to be reimbursed at appropriate rates for all previously approved courses in which he or she is enrolled as of his or her Termination Date and which are satisfactorily completed in accordance with the Company’s educational assistance program in effect as of his or her Termination Date.

(j)	All Other Benefit Plans or Programs
A Participant’s participation in all other employee benefit plans and/or programs at the Company and the Affiliates shall cease as of his or her Termination Date, subject to the terms and conditions of the governing documents of those employee benefit plans and/or programs.

6.	Confidential and Proprietary Business Information & Nonsolicitation Obligations

Notwithstanding any provision of this Plan to the contrary, an Employee’s entitlement to the Severance Benefits provided for under this Plan shall be fully subject to the provisions of the Waiver and Release regarding confidential and proprietary business information and non-solicitation, and the Company and the Affiliates shall be entitled to take all actions specified in the Waiver and Release with respect to an Employee who fails to comply with those provisions.

7.	Unemployment; Taxes
Payments under this Plan will not be reduced because of any unemployment benefits an Employee may be eligible to receive under applicable federal or state unemployment laws. Any required income tax withholding, FICA (Social Security) taxes and other withholdings shall be deducted from any benefit paid under this Plan.

8.	When the Severance Benefits Will be Paid
Within sixty (60) days following a Participant’s Termination Date and provided that the Participant timely returns an executed Waiver and Release (without having timely revoked it): (a) the Participant’s cash Severance Benefits described in Section 4 will be paid to the Participant in a single lump sum; and (ii) if the Participant initiates such services, the outplacement services described in Section 5(b) will commence. If the sixty (60) days crosses into the next calendar year, the cash Severance Benefits described in Section 4 will be paid in the next calendar year. A Participant receiving Severance Benefits shall not be considered an employee of the Company or any Affiliate for any purpose after his or her Termination Date, nor shall any cash Severance Benefits be considered for purposes of computing benefits under or making contributions to any employee benefit plan maintained by the Company or any Affiliate.
If a Participant dies after his or her Termination Date and after timely executing the Waiver and Release (without having timely revoked it) but before receiving his or her cash Severance Benefits, such cash Severance Benefits will instead be paid (a) to the Participant’s beneficiary (or beneficiaries) designated under the Company’s life insurance plan covering the Participant on his or her Termination Date, or (b) if no beneficiary is designated or living, to the executor of the Participant’s estate, in each case in a lump sum as soon as practicable after the date of the Participant’s death.
Payment of the Severance Benefits described in Section 5 shall be made in accordance with the provisions of the governing plan documents and the applicable policies of the Company or the Affiliates, as applicable.

9.	Non‑Assignment of Severance Benefits
No benefit under this Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, voluntary or involuntary, by operation of law or otherwise, and any attempt at such a transaction shall be void. Also, no benefit under this Plan shall be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to it. Notwithstanding the foregoing, the amount of any cash Severance Benefit otherwise due to a Participant shall be reduced by any monies owed by the Participant to the Company (or an Affiliate) as provided in Section 4 hereof.

10.	Plan Amendment and Termination
The Company may at any time amend or terminate this Plan, provided that the Severance Benefits payable under this Plan to a Participant who has timely returned (and has not thereafter revoked) a signed Waiver and Release and has otherwise met all of the requirements for Severance Benefits hereunder (other than the expiration of the Waiver and Release revocation period) before this Plan is amended or terminated shall not be adversely affected. Any amendment or termination shall be set out in an instrument in writing and executed by an appropriate officer of the Company.

11.	Making A Claim
How to Submit a Claim
If Severance Benefits due under this Plan have not been provided within the time frame specified in Section 8, a Participant or his or her authorized and designated representative (collectively, the “Applicant”) must request those benefits in writing from the Plan Administrator. Such application shall set forth the nature of the claim and any other information that the Plan Administrator may reasonably request. The Plan Administrator shall notify the Applicant of the benefits determination within a reasonable time after receipt of the claim, such time not to exceed ninety (90) days unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the Applicant prior to the end of the initial ninety (90)‑day period. In no event shall such an extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time, and the date by which a final decision is expected to be rendered.
Notice of a claim denial, in whole or in part, shall be set forth in a written or electronic notice in a manner calculated to be understood by the applicant and shall contain the following:

(a)	the specific reason or reasons for the denial; and

(b)	specific reference to the pertinent Plan provisions on which the denial is based; and

(c)	a description of any additional material or information necessary for the Applicant to perfect the claim and an explanation of why such material or information is necessary; and

(d)
an explanation of the Plan’s claims review procedure, the time limits applicable to such procedures, and a statement of the Participant’s rights following an adverse benefit determination on review, including a statement of an Applicant’s right to file a lawsuit under ERISA if the claim is denied on appeal.

An Applicant shall be given timely written notice of the time limits set forth herein for determinations on claims, appeal of claim denial and decisions on appeal.
Claims Review Procedure
If a written claim results in a claim denial, either in whole or in part, the Applicant has the right to appeal. The appeal must be in writing. The administrative process for appealing a claim is as follows:
Upon receipt of a claim denial, an Applicant may send a written request, including any additional information supporting the claim, for reconsideration to the Plan Administrator within sixty (60) days of receiving notification that the claim is denied. Upon review, the Plan Administrator will consider all comments, documents, records, and other information submitted by the Participant related to the claim without regard to whether such information was submitted or considered in the initial benefit determination.
The Plan Administrator shall render a decision no later than the date of its regularly scheduled meeting next following receipt of a request for review, except that a decision may be rendered no later than the second such meeting if the request is received within thirty (30) days of the first meeting. The Applicant may request a formal hearing before the Plan Administrator which the Plan Administrator may grant in its discretion. Notwithstanding the foregoing, under special circumstances which require an extension of time for rendering a decision (including, but not limited to, the need to hold a hearing), the decision may be rendered not later than the date of the third regularly scheduled Plan Administrator meeting following the receipt of the request for review. If such an extension is required, the Applicant will be advised in writing before the extension begins.
The Plan Administrator will provide written or electronic notice of its final determination. If the claim is denied in whole or part, such notice, which shall be written or electronic in a manner calculated to be understood by the Applicant, will include:

(a)	the specific reason(s) for the denial; and

(b)	the specific provision(s) of the Plan on which the denial is based; and

(c)
a statement that the Applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits (as described above); and

(d)	a statement describing any voluntary appeal procedures offered by the Plan and the Applicant’s right to obtain further information about any such procedures; and

(e)	a statement of the Applicant’s right to file a lawsuit under ERISA.
An appeal will not be considered if it is not filed within the applicable period of time.

At any stage in the appeals process, the Applicant may review and obtain copies of documents, including this Plan document, records, and other information relating to the Applicant’s entitlement to such benefit, and submit issues, comments, and records relating to the claim in writing.
The Participant Must File a Claim Under the Plan’s Claims Procedure
No action at law or in equity shall be brought to recover benefits under this Plan prior to the date the Applicant has exhausted the administrative process of appeal available under this Section of the Plan. Benefits under this Plan will only be paid if the Plan Administrator decides, in its discretion, that an Applicant is entitled to them.

12.	Section 409A
The Severance Benefits paid or made available under this Plan are intended to be exempt from Section 409A of the Internal Revenue Code and this Plan shall be construed and interpreted and operated consistent with such intent. All reimbursements and in-kind benefits provided pursuant to this Plan shall be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (a) the amounts reimbursed and in-kind benefits provided under this Plan, other than total reimbursements that are limited by a lifetime maximum under a group health plan, during the Participant’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (b) the reimbursement of an eligible expense shall be made on or before the last day of Participant’s taxable year following the taxable year in which the expense was incurred, and (c) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.

13.	Employee Rights
As a potential participant in this Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants under ERISA plans (like this Plan) shall be entitled to:
Receive Information About Your Plan and Benefits
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including (when applicable) insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including (when applicable) insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan Administrator and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with this Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse this Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

14.	Plan Document Controls
In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls.

15.	Controlling Law
This Plan is an employee welfare benefit plan under ERISA. This Plan and the Waiver and Release shall be interpreted under ERISA and the laws of the State of Oklahoma, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction, to the extent that state law is applicable.

16.	General Information
Plan Sponsor:  OGE Energy Corp., 321 N. Harvey Avenue, Oklahoma City, Oklahoma, 73102; (405) 553‑3000.
Employer Identification Number of Plan Sponsor:  73-1481638.
Plan Number: [511].
Plan Year:  The plan year for reporting to governmental agencies and employees shall be the calendar year.
Plan Administrator:  The Benefits Committee, OGE Energy Corp., 321 N. Harvey Avenue, Oklahoma City, Oklahoma, 73102; (405) 553‑3000.
The Plan Administrator is responsible for the operation and administration of this Plan. The Plan Administrator is authorized to construe and interpret this Plan, and its decisions shall be final and binding. The Plan Administrator shall make all reports and disclosures required by law.
Agent for Service of Legal Process:  Corporate Secretary, OGE Energy Corp., 321 N. Harvey Avenue, Oklahoma City, Oklahoma, 73102; (405) 553‑3000.
Plan Duration:  May 1, 2013 through December 31, 2014.
Source of Benefits:  Payments due under this Plan shall be made by the Company or an Affiliate designated by the Company from the paying employer’s general assets.

IN WITNESS WHEREOF, OGE Energy Corp. has executed these presents as evidenced by the signature of its officer affixed hereto, in a number of copies, all of which shall constitute but one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, this 26th day of July, 2013.

OGE ENERGY CORP.

By:	/s/ Peter B. Delaney
Peter B. Delaney
Chief Executive Officer

Exhibit A

List of Officer Employees

E. Keith Mitchell
Stephen E. Merrill
Paul M. Brewer
Jon E. Hanna
Thomas L. Levescy
Ramiro F. Rangel
John P. Laws

OGE ENERGY CORP.
INVOLUNTARY SEVERANCE BENEFITS PLAN FOR OFFICERS

SUMMARY PLAN DESCRIPTION AND PLAN DOCUMENT

(Effective May 1, 2013 Through December 31, 2014)